Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 16, 2004 relating to the financial statements and financial statement schedule of Kennametal Inc., which appear in Kennametal Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004.

We also consent to the incorporation by reference in this Registration Statement of our reports dated June 25, 2004 relating to the financial statements, which appear in the Annual Reports of the Kennametal Thrift Plus Plan (formerly known as the Kennametal Thrift Plan) and the Kennametal Retirement Income Savings Plan (formerly known as the Greenfield Industries, Inc. Retirement Income Savings Plan) on Form 11-K for the year ended December 31, 2003.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
May 10, 2005